                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /  Preliminary Proxy Statement

     / /  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     / /  Definitive Proxy Statement

     / /  Definitive Additional Materials

     /X/  Soliciting Material Under Rule 14a-12

                              ANGELICA CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             STEEL PARTNERS, L.L.C.
                             WARREN G. LICHTENSTEIN
                                 JAMES HENDERSON
                                   JOHN QUICKE
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         /X/      No fee required.

         / /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5)  Total fee paid:

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     / /  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

                                      -2-

         Steel Partners II, L.P. ("Steel"), together with the other participants named  herein,  is filing  materials  contained  in this  Schedule  14A with the
Securities and Exchange  Commission  ("SEC") in connection with the solicitation of proxies in favor of  certain  proposals  to amend the  Restated  Articles  of
Incorporation  of Angelica  Corporation  (the "Company") and for the election of its two director  nominees at the Company's 2006 annual meeting of  shareholders
(the "Annual  Meeting").  Steel has not yet filed a proxy statement with the SEC in connection with the Annual Meeting.

         Item 1: On May 23, 2006, Steel issued the following press release.

FOR IMMEDIATE RELEASE

  STEEL PARTNERS, ANGELICA CORPORATION'S LARGEST SHAREHOLDER, TELLS BOARD IT IS
             DISAPPOINTED OVER COMPANY'S POOR FINANCIAL PERFORMANCE;
                    CALLS AMENDMENTS TO BY-LAWS SELF-SERVING

NEW YORK, May 23/  PRNewswire/ - Steel Partners II L.P., the largest  individual shareholder of Angelica Corporation (NYSE: AGL), today told that company's Board of Directors  that it "is extremely  disappointed  by Angelica's  continued poor financial  performance  and the Board's  self-serving  amendments  to Angelica's by-laws,  the primary purpose of which, we believe,  is to entrench  itself,  as well as to continue the Board's disenfranchisement of Angelica shareholders."

"The fact that we continue to own our significant  investment in Angelica should not be interpreted as an endorsement of the incumbent Board or management, Steel
Managing Member Warren G. Lichtenstein said in a letter to the Board.

Mr.  Lichtenstein  continued,  "Despite  recent  `lip  service'  by the Board in self-serving press releases regarding  appointing a special committee to address issues raised by Steel  Partners,  we see no true change.  On the contrary,  our grave  concerns  about the Board's  ability to adequately  oversee the Company's operations, are now heightened and we are at red alert."

In  the  letter,  Mr.  Lichtenstein   described   Angelica's  recent  string  of
acquisitions  as "financial  and  operational  disasters"  that have saddled the company with additional debt and significantly  decreased shareholder value. Mr.
Lichtenstein  also protested  recent attempts by the Board to entrench itself at the expense of shareholders,  such as delaying the annual  shareholder  meeting, amending the  company's  by-laws to prevent  shareholders  from calling  special shareholder  meetings and extending to three years the period  directors can sit on the board before facing reelection.

Steel Partners holds over 19% of Angelica's outstanding shares.

The text of the letter from Steel Partners to the Board of Directors of Angelica follows:

                                      -3-

                             STEEL PARTNERS II, L.P.
                               590 MADISON AVENUE
                                   32ND FLOOR
                            NEW YORK, NEW YORK 10022

                                                                    May 23, 2006

Board of Directors
Angelica Corporation
424 South Woods Mill Road
Chesterfield, Missouri 63017-3406

Ladies and Gentlemen:

As we highlighted in our previous  communications with the Board, Steel Partners
II,  L.P.   ("Steel"),   the  largest   stockholder   of  Angelica   Corporation
("Angelica"),  is extremely  disappointed by Angelica's continued poor financial performance and the Board's  self-serving  amendments to Angelica's  by-laws the primary  purpose of which,  we  believe,  is to entrench  itself,  as well as to continue the Board's disenfranchisement of Angelica shareholders.  The fact that we  continue  to own  our  significant  investment  in  Angelica  should  not be interpreted as an endorsement of the incumbent Board or management.

Despite  recent  "lip  service"  by the  Board in  self-serving  press  releases regarding  appointing  a special  committee  to address  issues  raised by Steel
Partners,  we see no true change. On the contrary,  our grave concerns about the
Board's ability to adequately oversee the Company's  operations,  as well as the
Board's accountability to Angelica's shareholders, are now heightened and we are at red alert.

Angelica's recent operating performance has been extremely disappointing and the
Board's decisions have been even worse.

The  string  of  recent  acquisitions  by  Angelica  can only be  classified  as financial and operational disasters.

         o        INSTEAD OF  MAXIMIZING  SHAREHOLDER  VALUE  THROUGH  ACCRETIVE
                  ACQUISITIONS,  WE BELIEVE THE STRING OF NINE  ACQUISITIONS FOR
                  OVER $100  MILLION  (FUNDED  WITH A  SUBSTANTIAL  INCREASE  IN
                  BORROWINGS)   HAVE  BEEN   DILUTIVE  AND  HAVE   SIGNIFICANTLY
                  DECREASED SHAREHOLDER VALUE.

         o        ANGELICA  OVERPAID FOR MANY OF ITS  ACQUISITIONS.  COMPOUNDING
                  THE  PROBLEM,  WE  BELIEVE  CURRENT  MANAGEMENT  HAS FAILED TO
                  PROPERLY  INTEGRATE SUCH  ACQUISITIONS AS A RESULT OF THE LACK
                  OF  GOOD  STANDARD  WORK  PRACTICES  THROUGHOUT  THE  ANGELICA
                  ORGANIZATION, FURTHER DESTROYING SHAREHOLDER VALUE.

During the past  three  years  Angelica's  gross  margins  have  declined  to an alarming level.

                                      -4-

         o        GROSS  MARGINS  HAVE  DETERIORATED  FROM 19% IN FISCAL 2003 TO
                  12.9% IN  FISCAL  2005  (AND  WERE  ONLY  10.6% IN THE  FOURTH
                  QUARTER OF FISCAL 2005).  THIS  DETERIORATION  IN GROSS MARGIN
                  HAS VIRTUALLY ELIMINATED ANGELICA'S PROFITABILITY.

Contributing to the gross margin erosion has been  management's  poor control of expenses.

         o        AS A RESULT OF POORLY  MANAGING  NATURAL  GAS  COSTS,  CURRENT
                  MANAGEMENT  HAS PERMITTED  UTILITIES  COSTS AS A PERCENTAGE OF
                  SALES TO  INCREASE  FROM 7.3% IN FISCAL 2003 TO 9.8% IN FISCAL
                  2005.

                  Current  management  has not  effectively  managed  Angelica's natural  gas  costs.  They have  entered  into long term sales contracts  that do not  provide  for  escalations  to  recover increases in natural gas prices and have  compounded the issue by poorly timed  natural gas hedges.  Partially as a result of entering into natural gas hedges at very high prices,  natural gas costs will increase by $3,000,000 in fiscal 2006,  further reducing gross margins.

         o        AS A RESULT  OF A LACK OF  STANDARD  WORK  PRACTICES  AND POOR
                  UNION  RELATIONS,  WE BELIEVE  CURRENT  MANAGEMENT HAS ALLOWED
                  PRODUCTION  EXPENSES AS A PERCENTAGE OF SALES TO INCREASE FROM
                  41% IN FISCAL 2003 TO 45.5% IN FISCAL 2005.

         o        ANGELICA CONTINUES TO HAVE BLOATED STAFFING,  MAINTAINING A 15
                  PERSON  CORPORATE STAFF IN THEIR ST. LOUIS OFFICE,  WHICH ONLY
                  MANAGES ONE BUSINESS UNIT,  RATHER THAN EFFICIENTLY  COMBINING
                  THE  ST.  LOUIS  OPERATIONS  WITH  OPERATING  HEADQUARTERS  IN
                  ATLANTA.

Despite  the  Company's  poor  performance,  the  Board  does  not  seem  to  be recognizing that problems exist.  Instead, the Board has rewarded an ineffective management with generous restrictive stock grants.

We  understand  that in  light  of its  record  members  of the  Board  may feel extremely  vulnerable to  shareholder  criticism and action,  and in fact may be concerned  that they will be voted out at the next election of directors.  Could this be the  reason  for  recent  actions  by the  Board  which we  believe  are primarily  designed to entrench  the Board?  Some recent  examples of  egregious actions taken by the Board include the following:

         o        DELAYING THE ANNUAL MEETING UNTIL OCTOBER 31, 2006

                  We are deeply  concerned  with the  timing of the 2006  Annual
                  Meeting of  Shareholders.  Angelica has  consistently for more than a decade held its Annual Meeting in the last two weeks of
                  May. However,  this year, where we have questioned the Board's actions and have provided  notice of nominating  directors and proposing  Bylaw  amendments,  the  Annual  Meeting  Date  has inexplicitly  been delayed to October 31, 2006, and the Bylaws have been  amended  to  provide  for such  date.  BYLAWS  WERE
                  AMENDED APRIL 28, 2006.

         o        AMENDING  THE BYLAWS TO  PROHIBIT  SHAREHOLDERS  FROM  CALLING
                  SPECIAL MEETINGS OF SHAREHOLDERS

                  We believe that the Board has  forgotten who are the owners of the Company.  Annual and Special  Meetings of Shareholders are
                  important tools for shareholders  voices to be heard. Not only
                  has  the  Board  delayed  the  Annual  Meeting,   but  it  has
                  completely   disenfranchised   shareholders   by   prohibiting
                  shareholders  from calling a special meeting.  In our December
                  14, 2005 letter to the Board we recommended that the Bylaws be amended  to  allow  shareholders  who  own  more  than  10% of
                  Angelica  shares to call  special  meetings,  rather  than the prior 50% standard.  Instead,  the Board amended the Bylaws to prohibit shareholders from calling a special meeting under any

                                      -5-

                  circumstances.  BYLAWS WERE AMENDED  MARCH 20, 2006.  DOES THE
                  BOARD REALLY BELIEVE THAT SHAREHOLDERS SHOULD NOT BE PERMITTED
                  TO ACT, EVEN THOUGH WE ARE THE TRUE OWNERS OF ANGELICA?

         o        AMENDING THE BYLAWS TO PERMIT DIRECTORS APPOINTED BY THE BOARD
                  TO SERVE ON THE BOARD FOR UP TO THREE YEARS  BEFORE  HAVING TO
                  STAND FOR  ELECTION  BY  SHAREHOLDERS,  RATHER  THAN HAVING TO
                  STAND FOR  ELECTION AT THE NEXT ANNUAL  MEETING

                  Allowing the Board to appoint  directors whose  nominations do not have to be submitted to shareholders for up to three years is just a  further  way the Board has  insulated  itself  from accountability  to Angelica's true owners,  the  shareholders.
                  BYLAWS WERE AMENDED JANUARY 17, 2006.

We believe the aggressive actions recently taken by the Board clearly contradict general  standards  of good  corporate  governance.  We are  concerned  that the interests  of the Board  and  management  may not be  clearly  aligned  with the interests of Angelica's shareholders. Steel's 1,847,250 shares owned in Angelica in contrast to the 258,490  shares  actually owned by all directors and officers as a group,  clearly demonstrate that Steel's interests are closely aligned with that of all of Angelica's shareholders.

We continue to believe that Angelica's  significant inherent value will continue to deteriorate  unless  immediate action is taken by the Board. It is imperative for the  Board,  in  fulfilling  its  fiduciary  duties to  shareholders,  to be attentive to the objectives of its shareholders as the Board attempts to enhance the value of Angelica's common stock and to address issues raised by significant shareholders.

Steel Partners is committed to working to improve  Angelica's  performance,  and would welcome the opportunity to do so with the Board. However, as a significant shareholder  of  Angelica,  Steel  Partners  will not  permit  itself to be held hostage  to a Board  acting  to  protect  its own  interests,  rather  than  the interests of shareholders. Steel Partners stands ready to meet with the Board of
Directors and its representatives as soon as possible if the Board is willing to constructively  address its concerns.  Please  contact the  undersigned at (212)
520-2330 in order to schedule a meeting.

                                              Steel Partners II, L.P.

                                              Warren G. Lichtenstein
                                              Managing Member of General Partner

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

Steel Partners II, L.P. ("Steel Partners"), together with the other Participants
(as defined below),  intend to make a preliminary filing with the Securities and
Exchange  Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit  votes for the election of its slate of director  nominees at the 2006 annual  meeting of  shareholders  of Angelica  Corporation,  a Missouri corporation (the "Company"), which has not yet been scheduled.

                                      -6-

STEEL  PARTNERS  STRONGLY  ADVISES ALL  SHAREHOLDERS  OF THE COMPANY TO READ THE
PROXY  STATEMENT  WHEN  IT  IS  AVAILABLE  BECAUSE  IT  WILL  CONTAIN  IMPORTANT
INFORMATION.  SUCH PROXY  STATEMENT  WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S
WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,   THE  PARTICIPANTS  IN  THE
SOLICITATION  WILL PROVIDE  COPIES OF THE PROXY  STATEMENT  WITHOUT  CHARGE UPON
REQUEST.  REQUESTS  FOR COPIES  SHOULD BE  DIRECTED TO THE  PARTICIPANTS'  PROXY
SOLICITOR, MORROW & CO., INC., AT ITS TOLL-FREE NUMBER: (800) 662-5200.

The participants in the proxy solicitation are anticipated to be Steel Partners,
Steel Partners, L.L.C. ("Partners LLC"), Warren G. Lichtenstein, James Henderson
and John Quicke (collectively, the "Participants").  As of the close of business on May 22, 2006,  Steel Partners  beneficially  owned 1,847,250 shares of common stock of the Company (the  "Shares"),  constituting  approximately  19.6% of the
Shares outstanding.  As the general partner of Steel Partners,  Partners LLC may be deemed to  beneficially  own the  1,847,250  Shares owned by Steel  Partners, constituting  approximately  19.6%  of  the  Shares  outstanding.  As  the  sole executive  officer and  managing  member of Partners  LLC,  which in turn is the
general  partner  of  Steel  Partners,   Mr.   Lichtenstein  may  be  deemed  to
beneficially  own the  1,847,250  Shares owned by Steel  Partners,  constituting approximately 19.6% of the Shares outstanding.  Mr. Lichtenstein has sole voting and  dispositive  power with  respect  to the  1,847,250  Shares  owned by Steel
Partners  by  virtue  of his  authority  to vote  and  dispose  of such  Shares.
Currently, Messrs. Henderson and Quicke do not beneficially own any Shares.

                                      -7-